Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-282537, 333-191383, 333-227476 and 333-274228) on Form S-8, and (No. 333-274899 and 333-285661) on Form S-3 of our report dated June 23, 2025, with respect to the consolidated financial statements of Grace Therapeutics, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 23, 2025